Scientific Games Reports Second Quarter 2019 Results

Company Continues Deleveraging in Q2 - Targeting Significant Reduction in Leverage by the End of 2020

Continuous Growth across Digital, Lottery and SciPlay with Gaming Well Positioned for Future Growth

LAS VEGAS, Aug. 1, 2019 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games," "SGC" or the "Company") today reported results for the second quarter ended June 30, 2019.

Second Quarter 2019 Financial Highlights:

  Second quarter revenue was $845 million consistent with the prior year period. Growth in Lottery, SciPlay, and Digital was offset by Gaming revenue down due to fewer casino openings and systems launches compared to last year, as well as lower replacement sales.
  Net loss was $75 million compared to $6 million in the prior year period, primarily driven by a $60 million debt financing expense related to the successful notes offering that lowered cash interest costs and extended debt maturities. This quarter also included a $3 million loss on remeasurement of Euro denominated debt versus a $34 million gain in the prior year period.
  Consolidated Adjusted EBITDA ("Consolidated AEBITDA"), a non-GAAP financial measure defined below, decreased 1 percent to $335 million from $340 million in the prior year period, driven by the factors impacting Gaming revenue described above.
  Net cash provided by operating activities was $95 million compared to $102 million in the year ago period, driven by the factors impacting Gaming revenue described above.
  Free cash flow, a non-GAAP financial measure, increased by $109 million from the year ago period to $38 million. Net debt, a non-GAAP financial measure, was $8.6 billion ($9 billion in face value of debt outstanding less $369 million of cash and cash equivalents) at quarter end. Net debt leverage ratio, a non-GAAP financial measure, decreased to 6.5x on a $308 million decrease in net debt. The company is targeting net debt leverage of approximately 5.5x by the end of 2020.
  In the second quarter, the Company completed the initial public offering of an 18.0% minority interest in its Social gaming business, SciPlay Corporation ("SciPlay"). The total proceeds to Scientific Games including the partial exercise of the over-allotment option were $342 million, of which $30 million was used by SciPlay for IPO fees and general corporate purposes, and the balance enables us to further reduce our debt.

"We are pleased with the growth we are continuing to see across Lottery, Digital, and SciPlay while also stabilizing gaming operations driven by the successful launches of several new games. The second quarter really highlights the diversity of our business and the many avenues we have to generate revenue across the globe," said Barry Cottle, President and Chief Executive Officer of Scientific Games. "The entire organization is laser focused on strengthening our core business and capturing market share in emerging digital markets while making our business more efficient. These key focus areas will allow us to deliver the greatest returns for our stakeholders, set ourselves up for profitable growth, and generate significant cash flow to continue on our deleveraging path."

Michael Quartieri, Chief Financial Officer of Scientific Games, added, "This quarter, we paid down another $155 million in debt bringing our year to date total to $300 million, and the SciPlay IPO proceeds will continue to enable us to make substantial payments on our debt as we work toward our deleveraging goal."

SUMMARY CONSOLIDATED RESULTS

($ in millions)	Three Months Ended June 30,
	2019	2018
Revenue	$845	$845
Net loss	(75)	(6)
Net cash provided by operating activities(1)	95	102
Capital expenditures	65	112

Non-GAAP Financial Measures(2)
Consolidated AEBITDA	$335	$340
Consolidated AEBITDA margin	40%	40%
Free cash flow	$38	$(71)

Balance Sheet Measures	As of June 30, 2019	As of December 31, 2018
Cash and cash equivalents	$369	$168
Principal face value of debt outstanding(3)	9,016	9,219
Available liquidity	1,082	439

(1) The three months ended June 30, 2019 and 2018 include a $49 million and $66 million unfavorable change, respectively, in accrued interest due to refinancing transactions. The three and six months ended June 30, 2019 include approximately $20 million of payments related to contingent acquisition considerations. The six months ended June 30, 2018 includes approximately $35 million of payments related to NYX transaction costs (including NYX assumed liabilities).

(2) The financial measures "Consolidated AEBITDA", "Consolidated AEBITDA margin", and "free cash flow" are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to the most directly comparable GAAP measures in the accompanying supplemental tables at the end of this release.

(3) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of June 30, 2019 were 1.24 and 1.14, respectively, resulting in a $58 million adjustment increasing the principal face value of debt outstanding presented above. Additionally, principal face value excludes $10 million in proceeds received from transactions completed in 2018 which are presented as debt.

BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED JUNE 30, 2019

($ in millions)	Revenue				AEBITDA				AEBITDA Margin
	2019	2018	$	%	2019	2018	$	%	2019	2018	PP Change(2)
Gaming	$427	$471	(44)	(9)%	$215	$236	(21)	(9)%	50%	50%	—
Lottery	231	207	24	12%	103	99	4	4%	45%	48%	(3)
SciPlay (1)	118	100	18	18%	33	23	10	44%	28%	23%	5
Digital	69	67	2	3%	12	13	(1)	(8)%	17%	19%	(2)

PP - percentage points.

(1) As a result of the initial public offering of a minority interest in SciPlay and starting with the first quarter of 2019, we changed the calculation of SciPlay AEBITDA, which now reflects intercompany charges for corporate services and certain royalties paid for by SciPlay to other segments or to Corporate. SciPlay information for the prior comparable period has been recast to reflect these changes.

(2) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.

Key Highlights vs. Second Quarter 2018

  Gaming operations - U.S. and Canadian revenue was flat sequentially driven by a $0.52 increase in average daily revenues from the prior quarter, while the installed base decreased by 902 units from the removal of older machines and the closure of a racino in the Northeast. Total gaming operations revenues decreased by $2 million sequentially as international operations revenue was slightly impacted, as anticipated, by the implementation of the £2 max bet limit in April.
  Gaming machine sales – total new unit shipments in the U.S. and Canada decreased due to lower replacement units, while international units increased. The company launched the new Twinstar Wave XL cabinet on a for sale model with six themes and the entire library of content from the Twinstar J43.
  Gaming systems revenue was down due to fewer Canadian systems launches.
  Table games continued to grow with revenue up $3 million from the prior year to $62 million on continued strength in the business.
  Lottery systems revenue was $24 million higher primarily related to equipment sales as part of a recent award of a 10-year sports betting contract in Turkey.
  Instant products revenue was flat reflecting growth in international business offset by a decline domestically related to the anniversary of the Willy Wonka linked game.
  SciPlay revenue increased 18%, which was more than twice the rate of market growth. The growth was driven by increased monetization of paying players, with ARPDAU up 14% to $0.48.
  Digital casino platform reliably processed over $9 billion in total wagers. The company was awarded platform of the year at the EGR 2019 B2B Awards for Open Gaming System (OGS) and Open Platform System (OPS). Currently launching mobile sports in Pennsylvania, Indiana, and Iowa with more on the horizon.

LIQUIDITY

($ in millions)	Three Months Ended June 30,
	2019	2018	Increase / (Decrease)
Net loss	$(75)	$(6)	$(69)
Non-cash adjustments included in net loss	237	149	88
Non-cash interest	6	6	—
Changes in deferred income taxes and other	1	(5)	6
Distributed earnings from equity investments	18	18	—
Changes in working capital accounts	(92)	(60)	(32)
Net cash provided by operating activities	$95	$102	$(7)

  Free cash flow, a non-GAAP financial measure defined below, was $38 million compared to a cash usage of $71 million, due to lower capital expenditures, and the prior year included a $75 million payment related to the extension of the instant ticket concession in Italy.
  In April 2019, we used the net proceeds of our 2026 Unsecured Notes offering to redeem $1 billion of outstanding 2022 Unsecured Notes and pay accrued and unpaid interest thereon plus related premiums, fees, and costs.
  The Company made debt repayments of $155 million, including $145 million of voluntary repayments under its revolving credit facility and $10 million in mandatory amortization of its term loans.
  Capital expenditures totaled $65 million, compared to $112 million. For 2019, the company now expects capital expenditures will be in the range of $340-$360 million.

Earnings Conference Call

Scientific Games executive leadership will host a conference call on Thursday, August 1, 2019, at 5:30 pm. EST to review the Company's second quarter results. To access the call live via a listen-only webcast and presentation, please visit http://www.scientificgames.com/investors/events-presentations/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (412) 317-5420 (U.S. and International) and ask to join the Scientific Games Corporation call. A replay of the webcast will be archived in the Investors section on www.scientificgames.com.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services. The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology. For more information, please visit www.scientificgames.com, which is updated regularly with financial and other information about the Company.

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

COMPANY CONTACTS

Media Relations	Investor Relations
Susan Cartwright +1 702-532-7981	Michael Quartieri +1 702-532-7658
Vice President, Corporate Communications	Executive Vice President and Chief Financial Officer
susan.cartwright@scientificgames.com

All ® notices signify marks registered in the United States. © 2019 Scientific Games Corporation. All Rights Reserved.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Services	$457	$438	$916	$876
Product sales	238	257	476	481
Instant products	150	150	290	300
Total revenue	845	845	1,682	1,657

Operating Expenses:
Cost of services(1)	135	124	268	246
Cost of product sales(1)	111	121	218	226
Cost of instant products(1)	75	71	142	141
Selling, general and administrative	174	174	360	346
Research and development	46	49	95	103
Depreciation, amortization and impairments	170	173	335	361
Restructuring and other	6	34	13	86
Total operating expenses	717	746	1,431	1,509
Operating income	128	99	251	148
Other (expense) income:
Interest expense	(147)	(146)	(301)	(301)
Earnings from equity investments	7	5	13	12
Loss on debt financing transactions	(60)	—	(60)	(93)
(Loss) gain on remeasurement of debt	(3)	34	2	33
Other income (expense), net	7	2	7	(1)
Total other expense, net	(196)	(105)	(339)	(350)
Net loss before income taxes	(68)	(6)	(88)	(202)
Income tax expense	(7)	—	(11)	(6)
Net loss	(75)	(6)	(99)	(208)
Less: Net income attributable to noncontrolling interest	2	—	2	—
Net loss attributable to SGC	$(77)	$(6)	$(101)	$(208)
Basic and diluted net loss attributable to SGC per share:
Basic	$(0.83)	$(0.06)	$(1.09)	$(2.29)
Diluted	$(0.83)	$(0.06)	$(1.09)	$(2.29)

Weighted average number of shares used in per share calculations:
Basic shares	93	91	93	91
Diluted shares	93	91	93	91

(1) Excludes depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$369	$168
Restricted cash	44	39
Accounts receivable, net	616	599
Notes receivable, net	120	114
Inventories	238	216
Prepaid expenses, deposits and other current assets	198	233
Total current assets	1,585	1,369

Restricted cash	12	13
Notes receivable, net	42	40
Property and equipment, net	532	547
Operating lease right-of-use assets	113	—
Goodwill	3,279	3,280
Intangible assets, net	1,660	1,809
Software, net	265	285
Equity investments	273	298
Other assets	171	77
Total assets	$7,932	$7,718

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$45	$45
Accounts payable	201	225
Accrued liabilities	487	477
Total current liabilities	733	747

Deferred income taxes	108	108
Operating lease liabilities	95	—
Other long-term liabilities	312	334
Long-term debt, excluding current portion	8,802	8,992
Total stockholders' deficit(1)	(2,118)	(2,463)
Total liabilities and stockholders' deficit	$7,932	$7,718

(1) Includes $94 million in noncontrolling interest as of June 30, 2019.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net loss	$(75)	$(6)	$(99)	$(208)
Adjustments to reconcile net loss to cash provided by operating activities	261	173	440	482
Changes in working capital accounts, net of effects of acquisitions	(92)	(60)	(86)	(138)
Changes in deferred income taxes and other	1	(5)	7	(4)
Net cash provided by operating activities	95	102	262	132

Cash flows from investing activities:
Capital expenditures	(65)	(112)	(132)	(200)
Acquisitions of businesses and assets, net of cash acquired	—	—	—	(274)
Distributions of capital from equity investments	15	21	18	23
Additions to equity method investments	(1)	(75)	(1)	(75)
Net cash used in investing activities	(51)	(166)	(115)	(526)

Cash flows from financing activities:
Payments of long-term debt, net of proceeds	(1,206)	88	(253)	93
Repayment of assumed NYX and other acquisition debt	—	—	—	(288)
Payments of debt issuance and deferred financing and offering costs	(9)	—	(23)	(39)
Net proceeds from issuance of SciPlay's common stock	342	—	342	—
Payments on license obligations	(6)	(7)	(13)	(14)
Sale of future revenue	—	—	11	—
Net redemptions of common stock under stock-based compensation plans and other	(6)	(4)	(7)	(21)
Net cash (used in) provided by financing activities	(885)	77	57	(269)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(5)	1	(3)
(Decrease) increase in cash, cash equivalents and restricted cash	(841)	8	205	(666)
Cash, cash equivalents and restricted cash, beginning of period	1,266	160	220	834
Cash, cash equivalents and restricted cash, end of period	$425	$168	$425	$168

Supplemental cash flow information:
Cash paid for interest	$190	$205	$270	$366
Income taxes paid	8	8	18	15
Distributed earnings from equity investments	18	18	22	19
Supplemental non-cash transactions:
Non-cash rollover and refinancing of Term loans	—	—	—	3,275
Non-cash interest expense	6	6	13	12
NYX non-cash consideration transferred	—	—	—	93

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO SGC TO CONSOLIDATED ADJUSTED EBITDA
AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reconciliation of Net Loss Attributable to SGC to Consolidated Adjusted EBITDA
Net loss attributable to SGC	$(77)	$(6)	$(101)	$(208)
Net income attributable to noncontrolling interest	2	—	2	—
Net loss	(75)	(6)	(99)	(208)
Restructuring and other(1)	6	34	13	86
Depreciation, amortization and impairments	170	173	335	361
Other (income) expense, net	(4)	1	(2)	7
Interest expense	147	146	301	301
Income tax expense	7	—	11	6
Stock-based compensation	10	15	24	24
Loss on debt financing transactions	60	—	60	93
Loss (gain) on remeasurement of debt	3	(34)	(2)	(33)
EBITDA from equity investments(2)	18	16	35	35
Earnings from equity investments	(7)	(5)	(13)	(12)
Consolidated Adjusted EBITDA	$335	$340	$663	$660

Supplemental Business Segment Data
Business segments Adjusted EBITDA
Gaming(3)	$215	$236	$430	$454
Lottery	103	99	207	193
SciPlay(3)	33	23	58	46
Digital	12	13	25	30
Total business segments Adjusted EBITDA	363	371	720	723
Corporate and other(4)	(28)	(31)	(57)	(63)
Consolidated Adjusted EBITDA	$335	$340	$663	$660

Reconciliation to Consolidated Adjusted EBITDA margin
Consolidated Adjusted EBITDA	$335	$340	$663	$660
Revenue	845	845	1,682	1,657
Consolidated Adjusted EBITDA margin	40%	40%	39%	40%

(1) Refer to Consolidated AEBITDA definition for a description of items included in restructuring and other.

(2) The Company received $33 million and $40 million in cash distributions and return of capital payments from its equity investees for the three and six months ended June 30, 2019, respectively, and $40 million and $42 million in cash distributions and return of capital payments from its equity investees for the three and six months ended June 30, 2018, respectively.

(3) As a result of an IP License Agreement effective as of May 7, 2019, our Gaming business segment AEBITDA no longer benefits from related royalties and/or fees for use of intellectual property charges, while our SciPlay business segment AEBITDA increased proportionately. The total amount of such IP charges for the three and six months ended June 30, 2019 were $3 million and $10 million, respectively, and for the three and six months ended June 30, 2018 were $6 million and $13 million, respectively.

(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENTS KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data)
	Three Months Ended
	June 30,	June 30,	March 31,
	2019	2018	2019
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$150	$160	$152
Gaming machine sales	148	168	136
Gaming systems	67	84	74
Table products	62	59	60
Total revenue	$427	$471	$422

Gaming Operations Revenue:
U.S. and Canadian:
Installed base at period end	32,056	35,170	32,958
Average daily revenue per unit	$38.98	$38.75	$38.46

International:
Installed base at period end	34,112	33,329	33,950
Average daily revenue per unit	$11.24	$11.75	$11.43

Gaming Machine Sales Revenue:
U.S. and Canadian new unit shipments	4,671	5,749	4,801
International new unit shipments	2,730	2,492	2,083
New unit shipments	7,401	8,241	6,884
Average sales price per new unit	$17,436	$17,699	$17,140

Gaming Machine Unit Sales Components:
U.S. and Canadian unit shipments:
Replacement units	3,443	4,388	3,194
Casino opening and expansion units	1,228	1,361	1,607
Total unit shipments	4,671	5,749	4,801

International unit shipments:
Replacement units	2,674	2,492	2,083
Casino opening and expansion units	56	—	—
Total unit shipments	2,730	2,492	2,083

Lottery Business Segment Supplemental Financial Data:
Instant products revenue by geography:
United States	$102	$108	$93
International	48	42	47
Instant products revenue	$150	$150	140

Lottery systems revenue by financial statement line item:
Services revenue	$54	$49	$54
Product sales revenue	27	8	33
Total Lottery systems revenue	$81	$57	87

Digital Business Segment Supplemental Financial Data:
Revenue by Lines of Business:
Sports and platform	$26	$20	$30
Gaming and other	43	47	40
Total revenue	$69	$67	70

Wagers processed through OGS (in billions)	$9.3	$9.2	$8.9

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile	$98	$77	$97
Web and other	20	23	21
Total revenue	$118	$100	118

Mobile penetration(1)	83%	77%	82%
Average MAU(2)	8.1	8.2	8.4
Average DAU(3)	2.7	2.6	2.7
ARPDAU(4)	$0.48	$0.42	$0.48

(1) Mobile penetration is defined as the percentage of B2C SciPlay revenue generated from mobile platforms.

(2) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays two different games or from two different devices may, in certain circumstances, be counted twice. However, we use third-party data to limit the occurrence of double counting.

(3) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays two different games or from two different devices may, in certain circumstances, be counted twice. However, we use third-party data to limit the occurrence of double counting.

(4) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
(Unaudited, in millions, except for ratio)
CALCULATION OF NET DEBT LEVERAGE RATIO

	Twelve Months Ended		Twelve Months Ended
	June 30, 2019		June 30, 2018
Net loss attributable to SGC	$(246)		$(310)
Net income attributable to noncontrolling interest	2		—
Net loss	(244)		(310)
Restructuring and other	181		121
Depreciation, amortization and impairments	664		703
Other (income) expense, net	(16)		17
Interest expense	597		600
Income tax expense	18		(2)
Stock-based compensation	43		39
Loss on debt financing transactions	60		102
Gain on remeasurement of debt	(12)		(33)
EBITDA from equity investments	67		73
Earnings from equity investments	(26)		(26)
Consolidated Adjusted EBITDA	$1,332		$1,284

Principal face value of debt outstanding(1)	$9,016		$9,074
Less: Cash and cash equivalents	369		119
Net debt	$8,647		$8,955
Net debt leverage ratio	6.5		7.0

(1) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of June 30, 2019 were 1.24 and 1.14, respectively, resulting in a $58 million adjustment increasing the principal face value of debt outstanding presented above. Additionally, principal face value excludes $10 million in proceeds received from transactions completed in 2018 which are presented as debt.

	CALCULATION OF FREE CASH FLOW
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities(1)	$95	$102	$262	$132
Less: Capital expenditures	(65)	(112)	(132)	(200)
Add: Distributions of capital from equity investments	15	21	18	23
Less: Additions to equity method investments (2)	(1)	(75)	(1)	(75)
Less: Payments on license obligations	(6)	(7)	(13)	(14)
Free cash flow	$38	$(71)	$134	$(134)

(1) The three months ended June 30, 2019 and 2018 include a $49 million and $66 million unfavorable change, respectively, in accrued interest due to refinancing transactions. The three and six months ended June 30, 2019, include approximately $20 million of payments related to contingent acquisition considerations. The six months ended June 30, 2018 includes approximately $35 million of payments related to NYX transaction costs (inclusive of NYX assumed liabilities).

(2) The three and six months ended June 30, 2018 include $74 million (€60 million) in LNS contributions representing our second pro-rata concession funding payment.

	RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
EBITDA from equity investments:
Earnings from equity investments	$7	$5	$13	$12
Add: Income tax expense	2	1	5	3
Add: Depreciation and amortization	8	10	16	19
Add: Interest income, net and other	1	—	1	1
EBITDA from equity investments	$18	$16	$35	$35

Forward-Looking Statements

In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions; slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines; ownership changes and consolidation in the gaming industry; opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering; inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts; inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of interactive gaming; laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling; the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions; significant opposition in some jurisdictions to interactive social gaming, including social casinos and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casinos specifically, and how this could result in a prohibition on interactive social gaming or social casinos altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations; legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering; reliance on technological blocking systems; expectations of shift to regulated online gaming or sports wagering; expectations of growth in total consumer spending on social casino gaming; SciPlay's dependence on certain key providers; inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts; protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others; security and integrity of our products and systems; reliance on or failures in information technology and other systems; security breaches and cyber-attacks, challenges or disruptions relating to the implementation of a new global enterprise resource planning system; failure to maintain adequate internal control over financial reporting; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships; risks related to the initial public offering of a minority interest in our Social gaming business via the SciPlay initial public offering, including the possibility that the anticipated benefits of the initial public offering are not realized; incurrence of restructuring costs; implementation of complex new accounting standards; changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets; changes in demand for our products; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the considerable uncertainty around the U.K.'s withdrawal from the European Union ("EU") and the possibility of the British parliament's failure to approve the U.K.'s withdrawal from the EU, resulting in a "hard Brexit" or "no deal Brexit"; possibility that the renewal of LNS' concession to operate the Italian instant games lottery is not finalized (including as the result of a protest or any right of appeal on a court ruling on a protest); the impact of the new U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit; changes in tax laws or tax rulings, or the examination of our tax positions; difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business; dependence on key employees; litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships; level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs; inability to reduce or refinance our indebtedness; restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness; influence of certain stockholders, including decisions that may conflict with the interests of other stockholders; and stock price volatility.

Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC on February 28, 2019 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Consolidated AEBITDA margin, free cash flow, EBITDA from equity investments, net debt and net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

Specifically, the Company's management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the consolidated Company's business operations; (ii) facilitate management's internal and external comparisons of the Company's consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.

In addition, the Company's management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate management's external comparisons of the Company's consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.

The Company's management uses EBITDA from equity investments to monitor and evaluate the performance of the Company's equity investments. The Company's management uses net debt and net debt leverage ratio in monitoring and evaluating the Company's overall liquidity, financial flexibility and leverage.

The Company's management believes that each of these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes. In particular, the Company's management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that management believes is less indicative of the Company's ongoing underlying operating performance and are better evaluated separately. Management believes Consolidated AEBITDA margin is useful for analysts and investors as this measure allows an evaluation of the performance of our ongoing business operations and provides insight into the cash operating income margins generated from our business, from which capital investments are made and debt is serviced. Moreover, management believes EBITDA from equity investments is useful to investors because the Company's Lottery business is conducted through a number of equity investments, and this measure eliminates financial items from the equity investees' earnings that management believes has less bearing on the equity investees' performance. Management believes that free cash flow provides useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment and necessary license payments to support the Company's ongoing business operations and taking into account cash flows relating to the Company's equity investments. Management believes that net debt and net debt leverage ratio are useful for investors in evaluating the Company's overall liquidity.

Consolidated AEBITDA

Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as supplemental disclosure and is reconciled to net income (loss) as the most directly comparable GAAP measure, as set forth in the schedule titled "Reconciliation of Net Loss Attributable to SGC to Consolidated Adjusted EBITDA," Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.

Consolidated AEBITDA is reconciled to consolidated net income (loss) and includes net loss attributable to SGC with the following adjustments: (1) net income attributable to noncontrolling interest, (2) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management changes; (iii) restructuring and integration; (iv) M&A and other, which includes: (a) M&A transaction costs, (b) purchase accounting, (c) unusual items (including certain litigation), and (d) other non-cash items; and (v) cost savings initiatives; (3) depreciation and amortization expense and impairment charges (including goodwill impairment charges); (4) change in fair value of investments and remeasurement of debt; (5) interest expense; (6) income taxes expense (benefit): (7) stock-based compensation; and (8) loss (gain) on debt financing transactions. In addition to the preceding adjustments, we exclude earnings from equity method investments and add (without duplication) our pro rata share of EBITDA of our equity investments, which represents our share of earnings (whether or not distributed to us) before income tax expense, depreciation and amortization expense, and interest (income) expense, net of our joint ventures and minority investees. AEBITDA is presented exclusively as our segment measure of profit or loss.

Consolidated AEBITDA Margin

Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) for the three and six-month periods ended June 30, 2019 and 2018, each calculated as a percentage of revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as supplemental disclosures for illustrative purposes only and is reconciled to net income (loss) attributable to SGC, the most directly comparable GAAP measure, in a schedule above.

Free Cash Flow

Free cash flow, as used herein, represents net cash (used in) provided by operating activities less total capital expenditures (which includes lottery, gaming and digital systems expenditures and other intangible assets and software expenditures), less payments on license obligations, less additions to equity method investments plus distributions of capital from equity investments. Free cash flow is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities in a schedule above.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest (income) expense, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings from equity investments, the most directly comparable GAAP measure, in a schedule above.

Net Debt and Net Debt Leverage Ratio

Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, all described in Note 11 of the Company's Report on Form 10-Q for the second quarter, accordingly it does not include long term obligations under financing leases or $10 million in proceeds received from transactions completed in 2018 which are presented as debt. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes as those amounts remain payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents net debt divided by Consolidated AEBITDA (as defined above) for the trailing twelve-month period.